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                                                                    EXHIBIT 10.9


                            STOCK PURCHASE AGREEMENT
                            (McCulloch Corporation)



         This STOCK PURCHASE AGREEMENT, made this 22 day of October, 1995 by and among BEAVER ACQUISITION CORPORATION, a Delaware corporation ("Buyer"), and SHOP VAC CORPORATION, a New Jersey corporation ("Shop Vac" or "Seller").

                               W I T N E S E T H:

         WHEREAS, McCulloch Corporation, a Maryland corporation and wholly owned subsidiary of Shop Vac ("McCulloch"), the subsidiaries of McCulloch (the "McCulloch Subsidiaries") and Shop Vac and any corporation, either directly or indirectly or through one or more intermediaries, that controls or is controlled by or is under common control with Shop Vac other than McCulloch and the McCulloch Subsidiaries (the "Shop Vac Affiliates") are engaged worldwide in the business of developing, manufacturing, marketing, distributing and selling chain saws, string trimmers, blowers (other than blowers as part of vacuum products manufactured by Shop Vac or a Shop Vac Affiliate sold other than under a trade mark of the McCulloch Business), hedge trimmers, lawn edgers, electric pressure washers and other outdoor and lawn and garden equipment and accessories (excluding the manufacture of electric motors or plastic molded products by Shop Vac or the Shop Vac Affiliates or the distributor operations of Goblin Limited
(UK), Goblin Ireland Limited (Ireland), FAM Nederlands B.V. (Netherlands), McCulloch Gmbh (Germany), McCulloch Espana S.A. (Spain), McCulloch Gesellschaft m.b.h. (Austria), McCulloch Kft (Hungary), and Shop Vac of Canada Ltd (Canada) or Shop Vac's French distribution operations (the "McCulloch Business"); and

         WHEREAS, contemporaneously with or as soon as practicable after the execution of this Agreement, all the Non-Owned McCulloch Assets (as defined in
Section 2.26 hereof) including without limitation those assets set forth on
Section 2.26(b) of the Disclosure Schedule hereto will be transferred from Shop Vac or the Shop Vac Affiliates to McCulloch as a contribution to capital pursuant to one or more Contribution and Transfer Agreements in the form of Exhibit A attached hereto (each a "Contribution and Transfer Agreement") or a bill of sale in respect of Non-Owned McCulloch Assets owned by McCulloch Ireland Limited or Goblin Ireland Limited; and
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         WHEREAS, Buyer desires to purchase and Seller desires to sell to Buyer all right, title and interest of Seller in and to all of the stock of McCulloch (the "McCulloch Stock"); and

         WHEREAS, Buyer and Seller desire to enter into this Agreement to set forth the terms and conditions on which the McCulloch Stock will be sold to Buyer; and

         WHEREAS, there are shares of capital stock or other ownership interests in the McCulloch Subsidiaries not owned by McCulloch (such interests being disclosed in Section 2.03 of the Disclosure Schedule), and persons owning such stock or interests ("Nominating Shareholders") have agreed with Shop Vac to enter into agreements in the form of Exhibit B attached hereto ("Nominating Share Transfer Agreements") to transfer such stock or interests to Buyer or its nominee in consideration of Buyer purchasing the McCulloch Stock pursuant to this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:


                                   ARTICLE I

                  PURCHASE AND SALE; ASSUMPTION OF LIABILITIES

         1.01. Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.03) Shop Vac shall sell, transfer, convey, assign and deliver to Buyer and Buyer shall purchase, acquire and accept from Shop Vac all of the issued and outstanding McCulloch Stock.

         1.02. Consideration. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Seller contained herein, and in consideration of the sale, assignment, transfer and delivery of the McCulloch Stock, and the cancellation of all intercompany indebtedness or obligations of McCulloch and the McCulloch Subsidiaries to Shop Vac and the Shop Vac Affiliates other than the obligations of McCulloch Italy to Goblin Ireland Limited for AquaVac Products, on the Closing Date Buyer shall pay to Shop Vac in immediately available U.S. funds, the amount of Thirty Million Dollars ($30,000,000.00) (the "Purchase Price"), plus the amount referred to in
Section 14.03 hereof.

         1.03. Closing.

         (a) The Closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Davis Polk &


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Wardwell, 450 Lexington Avenue, New York, New York, on November 10, 1995 at
11:00 A.M., except that any party hereto may, by giving two business days' written notice to all other parties hereto, defer the Closing to a date not later than November 30, 1995 in order that such party may satisfy any of the conditions required to be satisfied at or prior to the Closing (the date of the Closing is hereinafter referred to as the "Closing Date").

         (b)   At the Closing:

         (i) Shop Vac will deliver to Buyer certificates representing the shares of McCulloch Stock, either properly endorsed for transfer in blank or accompanied by stock powers duly endorsed in blank with any required transfer stamps affixed thereto.

         (ii) Shop Vac will deliver all other previously undelivered documents required to be delivered by Shop Vac, McCulloch or the Shop Vac Affiliates to Buyer at or prior to the Closing in connection with the transactions contemplated by this Agreement, including (A) evidence satisfactory to Buyer's counsel of cancellation by Shop Vac of any intercompany indebtedness of McCulloch or the McCulloch Subsidiaries to Shop Vac and the Shop Vac Affiliates, other than the obligations of McCulloch Italy to Goblin Ireland Limited for Aquavac Products, (B) evidence satisfactory to Buyer's counsel of the transfer to McCulloch of the Non-Owned McCulloch Assets (as defined in Section 2.26 hereof), (C) such consents, releases and other documents as are, in the opinion of Buyer's counsel, necessary to release McCulloch and the McCulloch Subsidiaries and any of the Assets of the McCulloch Business from any debt, loan, security, or liability whatsoever in respect of the loan and collateral security arrangements of Shop Vac and the Shop Vac Affiliates, and (D) evidence satisfactory to Buyer's counsel of Shop Vac and the Shop Vac Affiliates compliance with Section 4.04.

         (iii) Buyer will deliver to Seller by wire transfer the consideration referred to in Section 1.02 hereof.

         (iv) Buyer will deliver all previously undelivered documents required to be delivered by Buyer to the Seller at or prior to the Closing.

         1.04. Additional Matters.

         (a) At Closing, Buyer shall assume the obligations of Shop Vac to Famopla Fabrica Portuguesa de Moldes Para Plastices, LBA ("Famopla") for


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molds for the manufacture of plastic parts for McCulloch products, in the remaining amount outstanding of $164,420. Shop Vac shall cause title in all molds being manufactured in respect of the McCulloch Business to pass directly from Famopla to McCulloch Italy.

         (b) At Closing and subject to the consent of the lessor thereof, the automobile leases disclosed in Section 2.12 of the Disclosure Schedule pursuant to which Shop Vac leases automobiles for McCulloch shall be assigned to McCulloch and Buyer shall be responsible for all payments to the lessor.

         (c) McCulloch Ireland assets identified as "Tool Re HSGL&R, Brake, Chassio Etc." on Annex 1 to Section 2.26 of the Disclosure Schedule have 22,967 GB Pounds remaining due and payable to Oru Stampi and assets identified as "Brake Latch, Bar Plate and Spanner" on Annex 1 to Section 2.26 of the Disclosure Schedule have 6,116 GB Pounds remaining due and payable to Wolverhampton Pressings. McCulloch Italy shall assume responsibility for payment of the above mentioned outstanding amounts due with respect to these assets. Shop Vac shall cause title in all assets being manufactured in respect of the McCulloch Chainsaw Mark 2 to pass directly from the relevant manufacturer to McCulloch Italy.

         (d) At or prior to the Closing, Shop Vac of Canada, Ltd. shall assign to McCulloch and McCulloch shall assume the Distributor Agreements of McCulloch Canada (merged into Shop Vac of Canada) set forth on Annex 2 to Section 2.14 of the Disclosure Schedule.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Seller represents and warrants to Buyer that:

         2.01.    Corporate Organization.

         (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as it is now being conducted and to own the properties and assets it now owns. Seller has heretofore delivered to Buyer a true and complete copy of the Certificate of Incorporation of Seller as currently in effect.


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         (b) McCulloch is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as it is now being conducted and to own the properties and assets it now owns. McCulloch is duly qualified to do business as a foreign corporation and is in good standing in each United States jurisdiction where such qualification is necessary, except in any jurisdiction where the failure to be so qualified would not have a material adverse effect on the ability of McCulloch to carry on the McCulloch Business. Seller has heretofore delivered to Buyer a true and complete copy of the Certificate of Incorporation of McCulloch as currently in effect.

         (c) Each McCulloch Subsidiary is identified, together with its country of formation, in Section 2.03 of the Disclosure Schedule attached hereto (the "Disclosure Schedule") and is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has full corporate power and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as it is now being conducted and to own the properties and assets it now owns. Seller has heretofore delivered to Buyer a true and complete copy of the Certificate of Incorporation (or similar document) of each McCulloch Subsidiary as currently in effect.

         2.02.    Capitalization of McCulloch and the McCulloch Subsidiaries.

         (a)      As of the date of this Agreement:

                  (i) the authorized capital stock of McCulloch consists of 10,000 shares of common stock, of which 1,000 shares of common stock are issued and outstanding;

                  (ii) the authorized capital stock of McCulloch Italiana, Srl ("McCulloch Italy") consists of 1,143,000,000 quotas, of which 1,143,000,000 quotas are issued and outstanding;

                  (iii) the authorized stock of Toplast, Srl ("Toplast") consists of 90,000,000 quotas of which 90,000,000 quotas are issued and outstanding; and

                  (iv) the issued and outstanding stock of McCulloch SA de CV ("McCulloch Mexico") consists of


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         1000 shares of Series "B" stock, of which 1,000 shares are issued and outstanding.

                  (b) All outstanding shares of capital stock or other ownership interest of McCulloch or the McCulloch Subsidiaries have been duly authorized and are fully paid and non-assessable. Except as set forth in
    Section 2.02(a) hereof, there are no outstanding (i) shares of capital stock or voting securities or other ownership interest of McCulloch or the McCulloch Subsidiaries, (ii) securities of McCulloch or the McCulloch Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or other ownership interest of McCulloch or the McCulloch Subsidiaries, or (iii) options or other rights to acquire from McCulloch or the McCulloch Subsidiaries, or other obligation of McCulloch or the McCulloch Subsidiaries to issue, any capital stock, voting securities or other ownership interest of or securities convertible into or exchangeable for capital stock or voting securities or other ownership interest of McCulloch or the McCulloch Subsidiaries (the items in clauses (i), (ii) and (iii) being referred to collectively as the "McCulloch Securities"). There are no outstanding obligations of McCulloch or the McCulloch Subsidiaries to repurchase, redeem or otherwise acquire any McCulloch Securities.

                  2.03.    Ownership.

                  (a) All of the issued and outstanding stock of McCulloch is owned by Shop Vac; and

                  (b) All the issued and outstanding capital stock or ownership interests of the McCulloch Subsidiaries as of the date hereof are owned as set forth on Section 2.03 of the Disclosure Schedule, in each case free and clear of all liens, options, encumbrances, limitations or restrictions of any kind (including any restriction on the right to vote, sell or otherwise dispose of such stock or ownership interest) except for the pledge to First Union National Bank of North Carolina, as agent for certain lenders to Shop Vac and its subsidiaries (the "Lenders' Agent") of 651 Series "B" shares of McCulloch Mexico and 742,950,000 quotas of McCulloch Italy, and will transfer and deliver to Buyer at the Closing valid title thereto, free and clear of any such lien, option, encumbrance, limitation or restriction including the lien of the Lenders' Agent referred to above.

                  2.04. Authorization; Enforceability. Seller has full corporate power and authority to enter into this Agreement and Seller and the Shop Vac Affiliates have full corporate power and authority to carry out the transactions contemplated hereby. The


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Board of Directors and stockholders of Seller and of the Shop Vac Affiliates have taken all action required by law, its Certificate of Incorporation or By-Laws, or otherwise to be taken by them to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of Seller enforceable in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. The stockholders of Seller have duly approved Seller entering into this Agreement and carrying out the transactions contemplated hereby.

         2.05. No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will
(i) violate any provision of the Certificate of Incorporation or By-Laws of the Seller or of any Shop Vac Affiliate; (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree by which Shop Vac or any of the Shop Vac Affiliates is bound; or (iii) except as specified in Section 2.05 of the Disclosure Schedule, violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of Shop Vac, the Shop Vac Affiliates, McCulloch or the McCulloch Subsidiaries , or the loss of any benefit relating to the McCulloch Business under, any agreement or commitment to which Seller, McCulloch, the McCulloch Subsidiaries or the Shop Vac Affiliates is a party or by it is bound, or to which their property is subject.

         2.06. Accounts Receivable. All accounts receivable of McCulloch and each McCulloch Subsidiary will represent sales actually made in the ordinary course of business consistent with historical practice. All accounts, notes receivable and other receivables (other than receivables collected since August 31, 1995) reflected on the August 31, 1995 Financial Statements (as defined in
Section 2.28) are, and all accounts and notes receivable of McCulloch and the McCulloch Subsidiaries at the Closing Date will be valid, genuine and, to Seller's knowledge, fully collectible in the aggregate amount thereof, less any reserves for doubtful accounts recorded on the August 31 Financial Statements. All accounts, notes receivable and other receivables of McCulloch or the McCulloch Subsidiaries at August 31, 1995 have been included in the August 31 Financial Statements.

                  2.07. Inventory. Except as set forth in Section 2.07 of the Disclosure Schedule, the inventories set forth in the August 31 Financial Statements (as defined in Section 2.28) were properly stated therein at the lesser of cost or fair market value


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determined in accordance with generally accepted accounting principles consistently maintained and applied by Seller. Since July 31, 1995, the inventories related to the McCulloch Business have been maintained in the ordinary course of business consistent with historical practice. Except for the lien of the Lenders' Agent which is to be released at Closing, all such inventories are owned free and clear of all liens, encumbrances or adverse claims of any kind. All of the inventories recorded on the August 31 Financial Statements (i) consist of, and all inventories related to the McCulloch Business on the Closing Date will consist of, items of a quality usable or saleable in the normal course of the McCulloch Business consistent with historical practice,
(ii) are free of any defect or deficiency and (iii) meet in all material respects all required specifications of both McCulloch, its customers and federal, state, foreign and local code standards, if applicable and are and will be in quantities sufficient for the normal operation of the McCulloch Business in accordance with historical practice.

         2.08. Interim Operations. Since July 31, 1995, the McCulloch Business has been conducted only in the ordinary and usual course consistent with past practice and neither McCulloch nor the McCulloch Subsidiaries have incurred any indebtedness nor entered into any purchase or sales commitments (other than sales orders in the ordinary course of its business consistent with past practices which are part of any open sales orders previously placed by customers of the McCulloch Business) or any other contractual obligations in excess of $100,000 not disclosed in Section 2.14 of the Disclosure Schedule, or pledged or transferred any assets other than in the ordinary course of business. Except as set forth in Section 2.08 of the Disclosure Schedule, since July 31, 1995 there has not been:

                  (a) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the McCulloch Business;

                  (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of McCulloch or any McCulloch Subsidiary or any repurchase, redemption or other acquisition by McCulloch or any McCulloch Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, McCulloch or any McCulloch Subsidiary;

                  (c) [intentionally omitted];

                  (d) any amendment of any material term of any outstanding security of McCulloch or any McCulloch Subsidiary;


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                  (e) any incurrence, assumption or guarantee by McCulloch or any McCulloch Subsidiary of any indebtedness for borrowed money;

                  (f) any creation or assumption by McCulloch or any McCulloch Subsidiary of any lien, option or encumbrance of any kind on any material asset of the McCulloch Business except for those of a kind permitted under
    Section 2.09, or that are created or assumed in the ordinary and usual course of business consistent with historical practices;

                  (g) any making of any loan, advance or capital contributions to or investment in any person;

                  (h) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the McCulloch Business which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business assets, results of operations or prospects of the McCulloch Business;

                  (i) any transaction or commitment made, or any contract or agreement entered into, in respect of the McCulloch Business relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the McCulloch Business of any contract or other right, in either case, material to the McCulloch Business other than transactions and commitments in the ordinary course of business consistent with historical practices;

                  (j) any change in any method of accounting or accounting practice by McCulloch or any McCulloch Subsidiary;

                  (k) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of McCulloch or any McCulloch Subsidiary (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or employee of McCulloch or any McCulloch Subsidiary or (iii) change in compensation or other benefits payable to any director, officer or employee of McCulloch or any McCulloch Subsidiary pursuant to any severance or retirement plans or policies thereof;

                  (l) any departure in collection practices with respect to accounts receivable, whether from Shop Vac and the Shop Vac Affiliates


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    or any third party, from collection practices in the ordinary course of business consistent with historically evidenced practice and standards;

                  (m) any departure in payment practices (both timing and amount) with respect to accounts payable to any person, whether Shop Vac and the Shop Vac Affiliates or any third party, from payment practice in the ordinary course of business consistent with historically evidenced practice and standards;

                  (n) any change in historical inventory management or maintenance practices;

                  (o) any disposal of or permitting to lapse of any rights to the use of any patent, trade mark, trade name or copyright, or any disclosure to any person of any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

                  (p) any change in trade relations with Shop Vac and the Shop Vac Affiliates from the ordinary course of business under terms consistent with historical practice, particularly with respect to supply of goods or services by Shop Vac and the Shop Vac Affiliates to McCulloch and the McCulloch Subsidiaries and the distribution by Shop Vac and the Shop Vac Affiliates of products of the McCulloch Business;

                  (q) any capital expenditure other than capital projects currently under way which will be continued and paid for in the ordinary course of business consistent with historical practice; or

                  (r) the production of any stock items above the quantities needed to fill customer orders and replacement and repair needs.

         2.09.    Title to Properties; Encumbrances. (a) Except as set forth in
Section 2.09 of the Disclosure Schedule:

                  (i) each of McCulloch and the McCulloch Subsidiaries has good and marketable indefeasible fee simple title to all the assets (whether real, personal or tangible or intangible) relating to the McCulloch Business including, without limitation, any molds used to manufacture plastic molded parts for McCulloch products and any such plastic molded parts that have been manufactured (and which as and at the Closing Date shall include the Non-Owned McCulloch Assets) (the "Assets of the McCulloch Business") other than those assets which are licensed to or leased or


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    rented by McCulloch, a McCulloch Subsidiary, Shop Vac or a Shop Vac
    Affiliate, and

                  (ii) as of the date of execution hereof, Shop Vac and the Shop Vac Affiliates have good and marketable indefeasible fee simple title to all of the Non-Owned McCulloch Assets (whether real, personal or tangible or intangible) other than those Non-Owned McCulloch Assets which are licensed to or leased or rented by Shop Vac or a Shop Vac Affiliate;

in each case free and clear of all liens and encumbrances, except (i) liens for taxes, assessments, water and sewer charges, excises, license fees and all other fees, special assessments and charges assessed or imposed by a public body which are not yet due and payable; (ii) defects and irregularities in title not materially adversely affecting such property or the use therefore; (iii) publicly recorded easements to utility companies, municipalities or public authorities for utility lines and facilities servicing any real property and not materially adversely affecting such real property or the use thereof; and (iv) zoning and land use and occupancy restrictions, provided that there has been no violation of such restrictions; (v) such imperfections of title, easements and encumbrances, if any, as are not substantial in character, amount or extent, and do not materially detract from the value of such property or assets as now used, or materially interfere with any present or material use of such property or assets; and (vi) prior to the Closing, liens of the Lenders' Agent ((i) to (vi) and the matters set forth on section 2.09 of the Disclosure Schedule, collectively, "Permitted Liens").

         (b) Section 2.09 of the Disclosure Schedule lists all real property owned by McCulloch or the McCulloch Subsidiaries.

         (c) There are no developments affecting any such property or assets (whether real or personal) pending or threatened which might materially detract from the value of such property or assets or materially interfere with any present or intended use of any such property or assets.

         (d) McCulloch currently has access to (i) public roads or valid easements over private streets or private property for such ingress and egress from and support of all such real property and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is necessary for the conduct of the McCulloch Business.

         (e) None of the material structures on such owned real properties encroaches upon real property of another person, and no structures of any other person substantially encroaches upon any of such real properties.


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
                  2.10. Plant and Equipment. The plants, structures and equipment owned or leased by McCulloch and the McCulloch Subsidiaries or in respect of the McCulloch Business are structurally sound with no material defects and are in good operating condition and repair and are adequate for the uses to which they are being put. Except as set forth in Section 2.10 of the Disclosure Schedule, neither Seller, the Shop Vac Affiliates, McCulloch nor any McCulloch Subsidiary has received notification that it is in material default of any applicable building, zoning, anti-pollution, health or other law, ordinance or regulation in respect of its plants or structures or their operations related to the McCulloch Business and, to the knowledge of the Seller, no such material violation exists.

                  2.11. Patents, Trademarks, Trade Names, Etc. Except as set forth in Section 2.11 of the Disclosure Schedule, McCulloch owns, or is licensed or otherwise has the full and exclusive right to use, all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the McCulloch Business as currently conducted. Section 2.11 of the Disclosure Schedule contains a list of (i) all patents, trademarks, trade names and copyrights used or proposed to be used in the McCulloch Business, all applications therefore, and all licenses and other agreements relating thereto and (ii) a list of all agreements relating to technology, know-how or processes which McCulloch or any McCulloch Subsidiary is licensed or authorized to use by others or which Shop Vac or any of the Shop Vac Affiliates are licensed or authorized to use and use or propose to use or have used within two years prior to the date hereof in the McCulloch Business (other than in connection with electric motors, ground fault circuit interrupters and other parts or assemblies supplied by Shop Vac or the Shop Vac Affiliates to McCulloch or the McCulloch Subsidiaries). Except as set forth in Section 2.11 of the Disclosure Schedule, no claims have been asserted by any person to the use of any of the patents, trademarks, trade names, copyrights, technology, know-how or processes or challenging or questioning the validity or effectiveness of any such license or agreement set forth on Section 2.11 of the Disclosure Schedule which have not been resolved, and the Seller does not know of any valid basis for any such claim; and the use of such patents, trademarks, trade names, copyrights, technology, know-how or processes by the McCulloch Business does not infringe on the rights of any person and Seller has no knowledge of any continuing infringement by any other person with respect thereto. None of the processes and formulae, research and development results and other know-how relating to the McCulloch Business, the value of which to Seller is contingent upon maintenance of the confidentiality thereof, has been disclosed by Seller or any Shop Vac Affiliate thereof to any person other than employees, representatives and agents of Seller or the Shop Vac Affiliates involved in the McCulloch Business.

                  2.12. Leases. Section 2.12 of the Disclosure Schedule contains an accurate list of all leases of real or personal property used in the McCulloch Business Except as set forth in Section 2.12 of the Disclosure
Schedule: (i) all such leases are




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
valid, binding and enforceable in accordance with their terms, and are in full force and effect; (ii) there are no existing defaults thereunder; (iii) no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder; and (iv) except for any consents required of lessors thereunder, which are set forth on Section 2.12 of the Disclosure Schedule, no consents of lessors are necessary to the consummation of the transactions contemplated by this Agreement.

                  2.13. Taxes. (a) Except as set forth in Section 2.13 of the Disclosure Schedule, each of McCulloch and the McCulloch Subsidiaries has timely and correctly filed all tax reports and returns required to be filed by it (the "Returns") and have timely paid all taxes and other charges due or claimed to be due from it by federal, state, local or foreign taxing authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales or payrolls of any of them); and there are no tax liens upon any property or assets of McCulloch or any McCulloch Subsidiary except liens for current taxes not yet due.

                  (b) Except as set forth in Section 2.13 of the Disclosure
         Schedule:

                           (i) All Returns filed with respect to tax years of McCulloch and the McCulloch Subsidiaries through the tax year ended December 31, 1991 have been examined and closed or are Returns with respect to which the applicable period for assessment under the applicable law, after giving effect to extensions or waivers, has expired.

                           (ii) Neither McCulloch nor any McCulloch Subsidiary has requested any extension of time within which to file any Return and has not yet filed such Return.

                           (iii) Neither McCulloch nor any McCulloch Subsidiary (or any member of any affiliated, consolidated, combined or unitary group of which McCulloch or any McCulloch Subsidiary is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired.

                           (iv) There is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to McCulloch, any McCulloch Subsidiary or Seller or any Shop Vac Affiliate in respect of any tax or tax asset.

                           (v) There are no requests for rulings or determinations in respect of any tax or tax asset pending between McCulloch or any McCulloch Subsidiary or (in respect to any Assets of the McCulloch Business) Shop Vac or any Shop Vac Affiliate and any taxing authority.

                           (vi) Neither McCulloch nor any McCulloch Subsidiary owns, nor are any of the Assets of the McCulloch Business comprised of, now or as of the Closing Date, any interest in real property in the State of New York or in any other jurisdiction in which a tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property.

                           (vii) Neither McCulloch nor any McCulloch Subsidiary is currently under any contractual obligation to pay any tax of any other person as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any tax sharing or tax indemnity agreement or other arrangement whereby liability of McCulloch or any McCulloch Subsidiary for the payment of any such amounts was determined or taken into account with reference to the liability of any other person for any tax period.

                  (c) Section 2.13 of the Disclosure Schedule contains a list of all jurisdictions (whether domestic or foreign) to which, to Seller's knowledge, any tax is properly payable by McCulloch or any McCulloch Subsidiary for the current fiscal year.

                  2.14. Contracts and Commitments. Each agreement, commitment, arrangement or plan disclosed or required to be disclosed pursuant to this
Section is a valid and binding agreement of McCulloch or a McCulloch Subsidiary and is in full force and effect, and except as set forth in Section 2.14(a) of the Disclosure Schedule neither McCulloch nor any McCulloch Subsidiary nor, to the knowledge of Seller, any other party thereto, is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment. Section 2.14(b) of the Disclosure Schedule contains a list of all open price commitments made to customers of the McCulloch Business ("Open Price Commitments"). Except as set forth in Section 2.14(c) of the Disclosure Schedule neither McCulloch nor any McCulloch Subsidiary is party to nor bound by nor is there in respect of the McCulloch Business:

                  (a) any agreements, contracts or commitments which are material to its business, operations or prospects;

                  (b) any lease (whether of real or personal property) providing for annual rentals of $10,000 or more;

                  (c) any partnership, joint venture or other similar agreement or arrangement;

                  (d) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale or assets or otherwise) entered into since May 30, 1990;

                  (e) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (i) with an aggregate outstanding principal amount not exceeding $25,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty; and (ii) entered into subsequent to the date of this agreement as permitted by Section 2.08(d);

                  (f) any license, franchise or similar agreement;

                  (g) any agency, dealer, sales representative, marketing or similar agreement;

                  (h) any agreement that limits the freedom of McCulloch or the McCulloch Subsidiaries to compete anywhere in the world in any line of business or with any person or in any area or which would so limit McCulloch or the McCulloch Subsidiaries after the Closing Date;

                  (i) any agreement with (i) Seller or any of the Shop Vac Affiliates, (ii) any person directly or indirectly owning, controlling or holding any securities of Seller or any of the Shop Vac Affiliates; or (iii) any director or officer of Seller or any of the Shop Vac Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer.

                  (j) any purchase contracts or commitments to purchase which continue for a period of more than 12 months or are in excess of the normal, ordinary and usual requirements of business or are in excess of $100,000 in value.

                  (k) outstanding sales, distribution or other contracts, commitments or proposals (whether as to price or otherwise) which continue for a period of more than 12 months or are in excess of $100,000 in value, or agreements, arrangements or understandings

         (whether by way of discount, special terms or otherwise) relating to any such contracts, commitments or proposals.

                  (l) all contracts, agreements, or commitments for employment or personal services to which McCulloch or any McCulloch Subsidiary is a party are terminable, without liability or expense, on 30 days' or less notice, other than any severance or other payments required by law.

                  2.15. Insurance. Section 2.15 of the Disclosure Schedule contains an accurate and complete list of all policies of fire, liability, workmen's compensation and other forms of insurance and fidelity bonds owned or maintained covering the McCulloch Business. All such policies and bonds (or others providing similar coverage) have been in effect since January 1, 1991, and such policies and bonds are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been, or will be, paid prior to the Closing if and when due except as disclosed on Section 2.15 of the Disclosure Schedule, and no notice of cancellation or termination has been received with respect to any such policy. There is no claim related to the McCulloch Business pending under any such policies or bonds for which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All policies (other than benefit insurance) are on an occurrence basis except as noted on Section 2.15 of the Disclosure Schedule. Such policies are sufficient for compliance with all requirements of law and of all agreements to which McCulloch or any McCulloch Subsidiary is a party, and are valid, outstanding and enforceable policies. McCulloch has been placed as a co-insured on such policies in so far as they relate to the McCulloch Business in respect of claims over events occurring prior to the Closing Date.

                  2.16. Labor Difficulties. Except as set forth in Section 2.16 of the Disclosure Schedule:

                  (a) McCulloch and all McCulloch Subsidiaries are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and are not engaged in any unfair labor practice;

                  (b) There is no unfair labor practice complaint against McCulloch or any McCulloch Subsidiary pending before the National Labor Relations Board;

                  (c) There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting McCulloch or any McCulloch Subsidiary;

                  (d) No representation question exists respecting the employees of McCulloch or any McCulloch Subsidiary;

                  (e) No grievance which might have a material adverse effect on McCulloch or any McCulloch Subsidiary or the conduct of its business nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to Seller's knowledge, no claim therefore exists; and

                  (f) There have not been at any time within the last three years any work stoppages or strikes at the locations owned or leased by McCulloch or the McCulloch Subsidiaries.

                  (g) Neither McCulloch nor any McCulloch Subsidiary has any collective bargaining or union contracts or agreements; and

                  (h) Neither McCulloch nor any McCulloch Subsidiary is the subject of any threatened or actual union petition activity, organizational campaign or other union organizational activity.

                  2.17. Employee Benefit Matters.

                  (a) Definitions. The following terms, as used herein, have the following meanings:

                  "Benefit Arrangement" means any bonus, deferred compensation, severance, disability, salary continuation, death benefit, vacation, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, profit sharing, retirement, stock purchase, stock option or any other employee benefit plan (written or unwritten) that
         (i) is not an Employee Plan, (ii) is entered into or maintained, as the case may be, by Seller or any of the Shop Vac Affiliates and (iii) covers any U.S. employee or former employee of McCulloch or any McCulloch Subsidiary.

                  "Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Seller or any of its ERISA Affiliates and (iii) covers any employee or former employee of McCulloch or any McCulloch Subsidiary.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto and the rules and regulations promulgated thereunder.

                  "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under
         Section 414 of the Code.

                  "International Plan" means any bonus, deferred compensation, severance, disability, salary continuation, death benefit, vacation, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, profit sharing, retirement, stock purchase, stock option or any other employee benefit plan (written or unwritten) that
         (i) is not an Employee Plan or Benefit Arrangement, (ii) is entered into, maintained, administered or contributed to, as the case may be, by the Seller or any of its affiliates and (iii) covers any employee or former employee of McCulloch or any of the McCulloch Subsidiaries.

                  "McCulloch Plan" means the Title IV Plan known as the McCulloch Employees' Pension Plan.

                  "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Title IV Plan" means an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA.

                  (b) Section 2.17(b) of the Disclosure Schedule identifies each Employee Plan. Seller has furnished to Buyer copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with (i) the most recent annual report prepared in connection with any Employee Plan (Form 5500 including, if applicable, Schedule B thereto) and (ii) the most recent actuarial valuation report prepared in connection with any Employee Plan. Section 2.17(b) of the Disclosure Schedule identifies each Employee Plan which is (i) a Title IV Plan or (ii) maintained in connection with any trust described in Section 501(c)(9) of the Code. No Employee Plan is a Multiemployer Plan. Seller has provided Buyer with complete age, salary, service and related data as of January 1, 1995 for all employees and former employees covered under any Title IV Plan.

                  (c) As of January 1, 1995, the present value of all benefits accrued under such Title IV Plan determined on a termination basis using the assumptions established by the PBGC as in effect on such date exceeded the fair market value of the assets of each Title IV Plan (excluding for these purposes any accrued but unpaid contributions) by $12,286,668. No Employee Plan is a plan described under Sections 4
         (B)(5) or 401(a)(1) of ERISA.

                  (d) Seller has made the contributions to the McCulloch Plan on the respective dates and in the respective amounts set forth on Section 2.17(d) of the Disclosure Schedule.

                  (e) Except as set forth in Section 2.17(e) of the Disclosure
         Schedule:

                           (i) No "prohibited transaction", as defined in
                  Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan or any other employee benefit plan or arrangement maintained by McCulloch or any of its ERISA Affiliates which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption.

                           (ii) No "accumulated funding deficiency", as defined
                  in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived. No "reportable event", within the meaning of Section 4043 of ERISA and regulations promulgated thereunder and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan.

                           (iii) Neither the Seller nor any ERISA Affiliated of
                  the Seller has (A) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (B) incurred, or reasonably expects to incur prior to the Closing Date, (aa) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal form, any plan covered or previously covered by Title IV of ERISA or (bb) any liability under Section 412 or
                  Section 4971 of the Code that in either case could become a liability of the Buyer or any of its ERISA

                  Affiliates after the Closing Date. No condition exists that could constitute grounds for termination by the PBGC of any employee benefit plan that is subject to Title IV of ERISA that is maintained by McCulloch, any McCulloch Subsidiary or any of their ERISA Affiliates. The assets of McCulloch and all of the McCulloch Subsidiaries are not now, nor will they after the passage of time be, subject to any lien imposed under Code
                  Section 412(n) by reason of a failure of any of the Seller, the Shop Vac Affiliates, McCulloch or any McCulloch Subsidiary to make timely installments or other payments required under Code Section 412. Seller's "complete withdrawal" in 1993 from the District 65 multiemployer pension plan will not cause Buyer, McCulloch, any McCulloch Subsidiary or any of their ERISA Affiliates to incur any withdrawal liability under Title IV of ERISA.

                  (f) Each Employee Plan that is intended to be qualified under
         Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt during the period from creation to date. Seller has provided Buyer with the most recent determination letter (or application to obtain such determination letter) of the Internal Revenue Service relating to each such Employee Plan. To Seller's knowledge, each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

                  (g) Section 2.17(g) of the Disclosure Schedule identifies each Benefit Arrangement. Seller has furnished to Buyer copies or descriptions of each Benefit Arrangement. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

                  (b) Except as set forth in Section 2.17(h) of the Disclosure Schedule, neither the Seller nor any of its ERISA Affiliates has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired or former employees of the McCulloch or any of the McCulloch Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code. Section 11 of the letter agreement dated March 31, 1983 between McCulloch and Black and Decker continues to be in full force and effect and neither McCulloch nor Black and Decker are in breach of such agreement.

                  (i) There has been no amendment to, written interpretation of or announcement (whether or nor written) by the Seller, McCulloch, any McCulloch Subsidiary or any of their ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

                  (j) There is no contract, agreement, plan or arrangement covering any employee or former employee of McCulloch or any of the McCulloch Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code as a result of the sale of McCulloch Stock pursuant to this Agreement.

                  (k) No tax under Section 4980B of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

                  (l) Section 2.17(l) of the Disclosure Schedule identifies each International Plan. To the extent available, Seller has furnished to Buyer copies or descriptions of each International Plan (and, if applicable, related trust agreements or funding vehicle documents) and all amendments thereto and written interpretations thereof. Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Seller, McCulloch or any McCulloch Subsidiary relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

                  2.18. Litigation. Except as set forth in Section 2.18 of the Disclosure Schedule, there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the best knowledge of Seller, threatened against or involving (a) the McCulloch Business, McCulloch or any McCulloch Subsidiary; or (b) Seller or any Shop Vac Affiliate which could have a material adverse affect on Seller's ability, or the ability of any Shop Vac Affiliate, to consummate the transactions contemplated by this Agreement.

                  2.19. No Condemnation or Expropriation. Neither the whole nor any portion of the leaseholds or any other real property assets of the McCulloch Business subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor to the Seller's knowledge has any such condemnation, expropriation or taking been proposed.

                  2.20. Consents and Approvals of Governmental Authorities. Except as set forth on Schedule 2.20, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority (including any foreign government or authority) is required in connection with the execution, delivery and performance of this Agreement by Seller; provided, however, that with respect to Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Seller is relying on the representation of Buyer in Section 3.05 hereof in making this representation.

                  2.21. Non-Governmental Consents. Except for the consent of lenders to Shop Vac and its subsidiaries and as will be set forth in Section
2.21 and Section 2.12 (with respect to leases) of the Disclosure Schedule, no consent of any non-governmental person will be necessary to the execution, delivery and performance of this Agreement, including, without limitation, consents from parties to loans, and material contracts, leases or other agreements.

                  2.22. Compliance with Law. The operations of the McCulloch Business have been conducted in material compliance with all applicable laws, regulations and other requirements of all U.S. and foreign governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the McCulloch Business, including, without limitation, all such laws, regulations and requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. Except as set forth in Section 2.22 of the Disclosure Schedule, neither McCulloch nor any McCulloch Subsidiary nor Seller nor any Shop Vac Affiliate has received any notification in the 5 years to date of any asserted present or past failure by the McCulloch Business to comply with such laws, rules or regulations that has not been resolved favorably.

                  2.23. Environmental Protection. (a) Except as set forth in
Section 2.23 of the Disclosure Schedule, McCulloch and the McCulloch Subsidiaries have obtained all Environmental Permits identified in clause (x) of the definition of Environmental Permits in Section 2.23(e)(iv) are in material compliance with all terms and conditions of such Environmental Permits, and are also in material compliance with all Environmental Laws. All Environmental Permits identified in clause (y) of the definition of Environmental Permits in
Section 2.23(e)(iv) have been obtained by Shop Vac and the Shop Vac Affiliates and all Assets of the McCulloch Business are being operated in compliance with terms of such Environmental Permits.

                  (b) Except as set forth in Section 2.23 of the Disclosure
         Schedule:

                           (i) no notice, notification, demand, request for
                  information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to Seller's knowledge, threatened by any governmental entity or other Person with respect to any (A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any Environmental Permit or (C) generation, treatment, storage, recycling, transportation, disposal or Release of any Hazardous Substance, in each case (x) by McCulloch or any McCulloch Subsidiary or (y) relating to or arising in connection with any Assets of the McCulloch Business;

                           (ii) no polychlorinated biphenyls, radioactive
                  material, urea formaldehyde, lead, asbestos, asbestos-containing material or underground storage tank (active or abandoned) is or has been present at any property now or previously owned, leased or operated by McCulloch or any McCulloch Subsidiary or as part of the McCulloch Business;

                           (iii) no Hazardous Substance has been Released (and
                  no notification of such Release has been filed or made) at, on or under any property now or previously owned, leased or operated by McCulloch or any McCulloch Subsidiary;

                           (iv) no property now or previously owned, leased or
                  operated by McCulloch or any McCulloch Subsidiary, nor any property to which McCulloch or any McCulloch Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances nor any property to which any Hazardous Substance resulting from the use of any Assets of the McCulloch Business has been transported, is listed or, to Seller's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up;

                           (v) there are no Environmental Permits that are
                  nontransferable or require consent, notification or other action to remain in full force and effect following the consummation of the transactions contemplated hereby.

                  (c) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has knowledge in relation to the current or prior business of McCulloch or any property or facility now or previously owned or leased by McCulloch or any McCulloch Subsidiary which has not been delivered to Buyer at least five days prior to the date hereof.

                  (d) For purposes of this Section, the terms "McCulloch" and "McCulloch Subsidiary" shall include any entity which is, in whole or in part, a predecessor of McCulloch or any McCulloch Subsidiary.

                  (e) As used in this Agreement, the following terms have the following meanings:

                           (i) "CERCLA" means the Comprehensive Environmental
                  Response, Compensation and Liability act of 1980, as amended from time to time and the regulations promulgated thereunder.

                           (ii) "Environmental Laws" means any and all federal,
                  state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous or toxic materials or substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic materials or substances or wastes or the clean-up or other remediation thereof.

                           (iii) "Environmental Liabilities" means any and all
                  liabilities of or relating to McCulloch and any McCulloch Subsidiary (including any entity which is, in whole or in part, a predecessor of McCulloch or any McCulloch Subsidiary) or arising in connection with or in any way relating to any Asset of the McCulloch Business, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws (including without limitation any matters disclosed or required to be disclosed in Section 2.23 of the Disclosure Schedule hereto) and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

                           (iv) "Environmental Permits" means all permits,
                  licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary or proper for (x) the business of McCulloch or any McCulloch Subsidiary as currently conducted or (y) the operation of any Asset of the McCulloch Business.

                           (v) "Hazardous Substances" means any toxic
                  radioactive, caustic or otherwise hazardous substance, including petroleum, its derivative, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

                           (vi) "Release" means any discharge, emission or
                  release, including a Release as defined in CERCLA at 42 U.S.C.
                  Section 9601(22). The term "Released" has a corresponding meaning.

                  2.24. Brokers and Finders. With the exception of PaineWebber Incorporated, financial advisor to Seller, and the Seller's obligations thereto, neither Seller nor any respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                  2.25. Disclosure. No representations or warranties by Seller in this Agreement (including the Disclosure Schedule) and no statement contained in any document, certificate, or other writing furnished or to be furnished by Seller to Buyer pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                  2.26. Transfer of Non Owned McCulloch Assets. All assets that are not owned by McCulloch or the McCulloch Subsidiaries as of the date of execution hereof and that are used or held for use in connection with the McCulloch Business or are necessary to operate the McCulloch Business in a manner consistent with the way it has been operated during the immediately preceding twelve (12) months but excluding those assets set forth in Section 2.26(a) of the Disclosure Schedule (the "Non Owned McCulloch Assets") (i) are set forth on Section 2.26(b) of the Disclosure Schedule and (ii) will be transferred to McCulloch or a McCulloch Subsidiary prior to the Closing under a Contribution Agreement, free and clear of all liens and encumbrances except Permitted Liens and to the Seller's knowledge there are no potential future liens or encumbrances or, in the case of any property that is included in the Non Owned McCulloch Assets that is leased, licensed or rented by Shop Vac or a Shop Vac Affiliate, such property will be assigned, subleased or sublicensed to McCulloch prior to Closing. Prior to the Closing Seller shall cooperate fully with Buyer in determining whether all the Non Owned McCulloch Assets are identified in Section 2.26(b) of the Disclosure Schedule. Buyer and Seller agree that prior to Closing Seller shall make any necessary changes to Section 2.26(b) of the Disclosure Schedule.

                  2.27. No Liabilities. Except for (j) liabilities or obligations which are disclosed or reserved against in the August 31 Financial Statements, (ii) liabilities or obligations incurred in the ordinary and usual course of business consistent with past practice subsequent to August 31, 1995, and (iii) liabilities or obligations disclosed in this Agreement or the Disclosure Schedule or which by the terms of this Agreement are permitted to be incurred after the date hereof, neither McCulloch nor the McCulloch

Subsidiaries has any liabilities of any kind whatsoever whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be said to result in such a liability.

                  2.28. Financial Statements. The balance sheets of McCulloch and the McCulloch Subsidiaries and the related statements of income, changes in stockholders' equity and cash flow for the period then ended as of December 31, 1994 (the "December 31 Financial Statements") set forth in Section 2.28(a) of the Disclosure Schedule and the balance sheet of the McCulloch Business as of August 31, 1995 (the "August 31 Financial Statements") (collectively "the Financial Statements") are set forth in Section 2.28(b) of the Disclosure Schedule. The December 31, 1994 Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (other than changes in classifications reflected on the December 31 Financial Statements) and present fairly the financial position of McCulloch and its subsidiaries included therein as and at such date and the results of the operations of McCulloch and the McCulloch Subsidiaries included therein for such periods and fairly set forth the information purported to be shown therein. The August 31 Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (other than changes in classifications reflected on the August 31 Financial Statements or necessary to include on a pro forma basis the Non Owned McCulloch Assets to be transferred to McCulloch or a McCulloch Subsidiary pursuant hereto) and presents fairly the financial position of the McCulloch Business at and as of such date and fairly sets forth the information purported to be shown therein.

                  2.29. Products. Except as set forth in Section 2.29 of the Disclosure Schedule, each of the products sold in connection with the McCulloch Business since May 30, 1990, was at the time of sale, (a) in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations of the jurisdiction where sold and (b) fit for the ordinary purposes for which it was intended to be used and conformed in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale. There is no design defect with respect to any of such products, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice with respect to its contents and use.

                  2.30. Distributor Agreements. Except as set forth in Section
2.30 of the Disclosure Schedule, neither Seller, any Shop Vac Affiliate, McCulloch nor any McCulloch Subsidiary has received notice of termination from any distributor of McCulloch products, and to the best of Seller's knowledge, no distributor of McCulloch products intends to exercise any right to terminate any distributor agreement as a result of the transactions contemplated by this Agreement or is otherwise involved in a dispute over the agreement. No distributor has notified Seller or any Shop Vac Affiliate of any problem, notice of termination or intention to terminate by any dealer.

                  2.31. Shop Vac Guarantees. There are no guarantees by Shop Vac or the Shop Vac Affiliates involving the McCulloch Business which involve any covenants whatsoever other than covenants confined to the actual payment of money under such guarantee.

                  2.32. Intercompany Accounts. The U.S. Intercompany Accounts Receivable Statement set out in Section 2.32 of the Disclosure Schedule accurately reflects the historical information contained therein, is prepared on a consistent basis and is derived from the books and records of Seller. The projections for the month of October reflected in such Statement for each of the items "Cash Receipts", "Cash Disbursements" and the items included under "Payments Made by SVC for McCulloch" fairly present and reflect Seller's best reasonable estimate of each such item for the period from October 1 to October 31, 1995, calculated on a basis consistent with corresponding amounts for the prior months reflected in the U.S. Intercompany Accounts Receivable Statement and assuming that the McCulloch Business is conducted from October 1, 1995 to the October 31, 1995 only in the ordinary and usual course of business consistent with past practice and in accordance with the provisions of Section
2.08 and Article IX of this Agreement. The projections for the month of October contained in the Balance Sheet of McCulloch Italy set out in Section 2.32 of the Disclosure Schedule fairly present and reflect Seller's best reasonable estimate of each such item for the period from October 1 to October 31, 1995, calculated on a basis consistent with corresponding items for the prior months reflected in such balance sheet and assuming that the business of McCulloch Italy is conducted from October 1, 1995 to October 31, 1995 only in the ordinary and usual course of business consistent with past practice and in accordance with the provisions of Section 2.08 and Article IX of this Agreement.



                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller as follows:

                  3.01. Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has heretofore delivered to Seller a true and complete copy of the Certificate of Incorporation of Buyer as currently in effect.

                  3.02. Capitalization and Ownership of Buyer.

                  (a) The authorized capital stock of Buyer consists of 100 shares of common stock, of which as of the date hereof 100 shares are issued and outstanding;

                  (b) as of the date hereof, the issued and outstanding common stock of Buyer is owned by DLJ Merchant Banking Partners, L.P.; and

                  (c) except for the Commitment Letter dated October 21, 1995 (the "Commitment Letter"), a true and correct copy of which has heretofore been delivered to Seller, there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Buyer to any other persons.

                  3.03. Authorization; Enforceability. Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Buyer has taken all action required by law, its Certificate of Incorporation and By-Laws or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby and no action by the stockholders of Buyer is required, and this Agreement is a valid and binding agreement of Buyer enforceable in accordance with its terms except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  3.04. No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, including the purchase of the McCulloch Stock by Buyer, will (i) violate any provisions of the Certificate of Incorporation or By-Laws of Buyer or any shareholder of Buyer; (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree; or (iii) be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Buyer is a party, including, without limitation, the Commitment Letters, or by which Buyer is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority by which Buyer or any shareholder of Buyer is bound.

                  3.05. No Consents. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority (including any foreign government or authority) or any other person (other than the consent of Buyer's Board of Directors that has already been obtained) is required in connection with the execution, delivery and performance of this Agreement by Buyer and Buyer hereby represents and warrants to Seller that Buyer is not subject to Section 7A of the Clayton Act, 15 U.S.C. Section 18(a), as added by Section 201 of the HSR, and the rules promulgated thereunder, and is therefore not required to file a Notification and Report Form under the HSR and to observe the required waiting period before consummating the transactions contemplated in this Agreement.

                  3.06. Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the best knowledge of Buyer, threatened against or involving Buyer or any affiliate, proposed shareholder or organizer of Buyer which could have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

                  3.07. Brokers and Finders. Except for services provided by Donaldson, Lufkin & Jenrette Securities Corporation neither Buyer nor any of its shareholders, officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                  3.08. Financing. Buyer has, or will have, prior to Closing, sufficient cash to enable it to fulfil its obligations under this Agreement and to consummate the transactions contemplated hereunder.


                                   ARTICLE IV

                        PRE-CLOSING COVENANTS OF SELLER

                  Seller hereby covenants and agrees with Buyer as follows:

                  4.01. Full Access. Seller shall, and shall cause the Shop Vac Affiliates to, afford to Buyer, its counsel, accountants and other representatives full access to the plants, offices, warehouses, properties, books and records of Shop Vac, each Shop Vac Affiliate, McCulloch and each McCulloch Subsidiary in order that Buyer may have full opportunity to make such investigations as it shall desire to make of the affairs of McCulloch and the McCulloch Subsidiaries and of Shop Vac and the Shop Vac Affiliates to the extent relevant to potential liabilities of the McCulloch Business, McCulloch, the McCulloch Subsidiaries and Buyer, and to the extent relevant to Buyer identifying Assets of the McCulloch Business; and Shop Vac will cause its officers and accountants to furnish such additional financial and operating data and other information related to the McCulloch Business as Buyer shall from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the businesses of Shop Vac and its subsidiaries, including McCulloch and the McCulloch Subsidiaries. Shop Vac shall afford to Buyer, its counsel, accountants and other representatives full access to the Non-Owned McCulloch Assets and to the books and records related to the value of such Non-Owned McCulloch Assets and the use thereof in the McCulloch Business. No such investigation by Buyer shall serve as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder.

                  4.02. Consents of Lenders and Others. Shop Vac shall, and shall cause each Shop Vac subsidiary to, use its best efforts to obtain at the earliest practicable date and prior to the Closing all consents of lenders of Shop Vac and its subsidiaries and other persons necessary to the consummation of the transactions contemplated hereby. All such consents shall be in the form set out in Exhibit H and in writing and copies thereof will be delivered to Buyer at or prior to Closing.

                  4.03. Intercompany Accounts. At Closing, Shop Vac and its subsidiaries shall with respect to all intercompany accounts for product payable to McCulloch or the McCulloch Subsidiaries which are past due either pay each such account in full or arrange for the orderly transfer of corresponding inventory to McCulloch or such McCulloch Subsidiary (any such transfer being subject to such inventory (i) consisting of items useable or saleable in the normal course of the McCulloch Business consistent with historical practice,
(ii) being free of any defect or deficiency, (iii) meeting in all material respects all required specifications of both McCulloch and its customers and federal, state, foreign and local code standards, if applicable), (iv) being the subject of an outstanding invoice to which the intercompany account payable relates (or in substitute for such product, product of exactly the same product description and quality as such product and providing any such substitution shall be on terms and conditions and with such adjustments as Buyer may agree); and (v) being delivered, at Seller's expense, in accordance with McCulloch's directions, including as to destination (Seller to provide 5 days prior written notice to McCulloch of its decision to return any inventory hereunder).

                  4.04. Employee Benefit Plan Contributions. At or prior to the Closing Date, Seller shall, or shall cause McCulloch to, contribute to the McCulloch Plan an amount which, when added to the amounts contributed to such plan in respect of 1995 as disclosed in Section 2.17(d) of the Disclosure
Schedule is not less than 84% of the amount required under section 412 of the Code to be contributed to such Employee Plan for 1995. In furtherance of the foregoing, Seller or McCulloch shall cause the actuaries for the McCulloch Plan to finalize the actual valuation report for such Employee Plan for 1995.

                  4.05. Transfer of Non-Owned McCulloch Assets. (a) Contemporaneously with the execution of this Agreement or as soon as practicable thereafter, but in any event prior to the Closing Date, Shop Vac shall, and shall cause the Shop Vac Affiliates to, take all necessary action to transfer the Non-Owned McCulloch Assets set forth in Section 2.26 of the Disclosure Schedule to McCulloch.

                  (b) At or prior to the Closing, Shop Vac shall arrange for the execution of Nominating Share Transfer Agreements by Nominating Shareholders of McCulloch Italy and McCulloch Mexico.

                  4.06. Covenant to Satisfy Conditions. Seller and Shop Vac Affiliates will use their respective best efforts to cause the conditions set forth in Article VIII hereof to be satisfied, insofar as such matters are within the control of any of them.

                  4.07. Insurance. (a) Seller and the Shop Vac Affiliates shall use their respective best efforts to cause Buyer to be named, effective as of the Closing Date, as an additional insured on Seller's or Shop Vac Affiliates' general liability, automobile liability, property/boiler machinery and umbrella policies covering operations of the McCulloch Business prior to the Closing Date. Seller and the Shop Vac Affiliates shall use best efforts to cause Buyer to be named, effective as of the Closing Date, as additional insured on Seller's or the Shop Vac Affiliates workers' compensation and employer's liability policies, if any, covering operations of McCulloch Business prior to the Closing Date provided, however, that Shop Vac and the Shop Vac Affiliates shall not be required to agree to any increased premium that may be required by the insurers.

                  (b) Seller and the Shop Vac Affiliates shall use their respective best efforts to obtain the right of the Buyer from the insurers in respect of policies referred to in Section 2.15 of this Agreement to report, assert and prosecute claims against those insurers which provide coverage to the McCulloch Business under the Seller's or Shop Vac Affiliates' insurance programs provided, however that Shop Vac and the Shop Vac Affiliates shall not be required to agree to any increased premium that may be required by the insurers. This only applies to claims for which there is coverage for the McCulloch Business in respect of occurrences prior to the Closing Date

                  4.08. Loan Documents. Shop Vac shall, and shall cause each Shop Vac Affiliate to, prior to the Closing, execute and use their respective best efforts to obtain Lender's consents to the releases of McCulloch, the McCulloch Subsidiaries and all Assets of the McCulloch Business (including the Non Owned McCulloch Assets) from any obligation to lenders to Shop Vac and its affiliates and any security arrangements or collateral thereto.

                  4.09. Cash Management. Seller shall use its best efforts to manage cash disbursements of the McCulloch Business made on behalf of McCulloch from the date hereof to the Closing Date so as to ensure that the Net Monthly Activity from October 1 to the Closing Date (calculated on a basis consistent with the basis upon which the Net

Monthly Activity for the month of January through September 31 were calculated in Section 2.32 of the Disclosure Schedule) shall be $4,031,000. Seller shall be responsible for and shall honor all checks which are issued by or on behalf of McCulloch and its subsidiaries before Closing and which are presented for payment after Closing.

                  4.10. Statement. (a) As promptly as practicable, but no later than 10 business days after the Closing Date, Sellers shall prepare and deliver to Buyer a Statement of the Intercompany Accounts Receivables Activity for the period October 1 through to the Closing Date (the "U.S. Statement") prepared on a basis consistent with Section 2.32 of the Disclosure Schedule. The Executive Vice President of Seller shall certify that the Statement fairly reflects the Net Monthly Activity for the period October 1, 1995 to the Closing Date calculated on a basis consistent with Section 2.32 of the Disclosure Schedule (the "Closing Period U.S. Activity Amount"). Following the Closing, Seller shall give Buyer and any auditors of Buyer access at all reasonable times to the properties, books, records and personnel of the Seller and the McCulloch Business relating to periods prior to the Closing Date for purposes of reviewing such statements. Buyer shall have 30 days following delivery to Buyer of such statements during which to notify Seller of any dispute of any item contained in the Statement, which notice shall set forth in reasonable detail the basis for such dispute. If Buyer fails to notify Seller of any such dispute within such 30-day period, the Statement shall be deemed to be the Final Statement. In the event that Buyer shall so notify Seller of any dispute, Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as possible.

                  (b) If Buyer and Seller are unable to resolve any such dispute within 15 days of Buyer's delivery of such notice, such dispute shall be resolved by such independent accounting firm as the parties may agree, and such determination shall be final and binding on the parties. If Seller and Buyer cannot mutually agree on the identity of the independent accounting firm, Seller and Buyer shall each submit to the other party's independent auditor the name of a big six accounting firm which does not at the time and has not in the prior two years provided services to Seller or Buyer, and an independent accounting firm shall be selected by lot from these two firms by the independent auditors of the two parties. Any expenses relating to the engagement of the independent accounting firm shall be shared equally by Buyer and Seller. The independent accounting firm shall be instructed to use every reasonable effort to perform its services within 30 days of submission of the Statement to it and, in any case, as promptly as practicable after such submission. The U.S. Statement, as modified by resolution of any disputes by Buyers and Seller or by the independent accounting firm, shall be the Final Statement.

                  (c) An amount being equal to the difference between $6,665,000 and the Closing Period U.S. Activity Amount reflected on the Final Statement shall be the Net Intercompany Settlement Amount for the purposes of determining the Monthly Credits referred to in Section 5(d) of the Co-Pack Agreement refereed to in Section 8.07 hereof.

                  4.11 Warehousing. Prior to closing Seller and Buyer shall agree on mutually acceptable transitional arrangements for a period of 90 days for:

                  (a) Shop Vac to continue to use that portion of the McCulloch warehouse facility currently used by Seller at Tucson, Arizona rent-free to store and distribute Shop Vac products; and

                  (b) McCulloch to use that portion of the Shop Vac of Canada warehouse in Burlington, Canada currently used in respect of McCulloch products from the Closing date rent-free to store and distribute McCulloch products.

                  Both Shop Vac and McCulloch shall move to new warehouse facilities within 90 days following Closing.

                  4.12 Irish Supply Agreement. At or prior to Closing McCulloch Ireland Limited ("McCulloch Ireland") and McCulloch Italy shall enter into a Product Supply Agreement on terms reasonably satisfactory to McCulloch Italy under which McCulloch shall supply certain string trimmers, other products and parts to McCulloch Italy for a period of 2 years, at prices to be acceptable to Buyer and Seller calculated using the same methodology as used for prices in the Co-Pack Agreement referred to in Section 8.07 hereof except there shall be no component of such prices for depreciation on assets (other than real estate) related to the manufacture of such products. The Agreement shall provide that McCulloch may terminate such agreement at any time on 90 days written notice, or extend such agreement in respect of any products for an additional year on 90 days notice prior to expiration of the 2 years.

                  4.13 Component Supply Agreement. At or prior to Closing McCulloch and Shop Vac and Felchar Manufacturing Corporation shall enter into a Component Supply Agreement substantially in the same form as set out in Exhibit F-2.


                                   ARTICLE V

                         PRE-CLOSING COVENANTS OF BUYER

                  5.01. Covenant to Satisfy Conditions. Buyer will use its best efforts to cause the conditions set forth in Article VII hereof to be satisfied, insofar as such matters are within the control of Buyer.


                                   ARTICLE VI

                         CONFIDENTIALITY AND PUBLICITY

                  6.01. Confidentiality. (a) Each party hereto will hold and will cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party (other than, with respect to Buyer's obligations hereunder after the Closing Date, documents and information relating to the McCulloch Business) furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such party, or (ii) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement.

                  (b) After Closing, Seller and the Shop Vac Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the McCulloch Business, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or (iii) later lawfully acquired by Seller from sources other than those related to its prior ownership of the McCulloch Business. The obligation of Seller and the Shop Vac Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

                  (c) If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof) shall be returned to the other party immediately upon the written request of such other party. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

                  (d) Each party agrees that it will cooperate with and make available to the other party, and shall cause its affiliates, advisors, consultants, employees, agents and representatives to cooperate with and make available to the other party, during normal business hours, all books of account and other financial records (including, without limitation, accountant's work papers) pertaining to the McCulloch Business ("BOOKS AND RECORDS"), information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any inquiry relating to taxes or any audit, investigation or dispute, any ligation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose, including for the purpose of any future financing (including by way of private placement memorandum, registration statements, prospectus or otherwise). The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. The Seller may require certain financial information relating to the McCulloch Business for periods prior to the Closing Date for the purpose of filing federal, state, local and foreign tax returns and other governmental reports, and the Buyer agrees to furnish such information to the Seller at the Seller's request and expense (on the same basis as in the immediately preceding sentence).

                  6.02. Publicity. Except as required by law, the rules of any stock exchange or any governmental authority, prior to the Closing Date no public announcement or other publicity regarding the transactions referred to herein shall be made by Buyer, Seller or any of the respective affiliates, officers, directors, employees, representatives or agents, without the prior written approval of both Buyer and Seller as to form, timing and manner of distribution or publication; provided, however, that nothing in this Section
6.02 shall prevent such parties from disclosing this Agreement and discussing such transactions with those persons whose approval, consent, agreement or opinion, as the case may be, is required for consummation of this Agreement.

                  6.03. Notices of Certain Events. (a) Seller and Buyer shall promptly notify the other party of:

                  (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) any notice or other communication from any governmental or regulatory agency or authority (U.S. or foreign) in connection with the transactions contemplated by this Agreement; or

                  (iii) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge threatened against, relating to or involving or otherwise affecting the McCulloch Business or such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.18 in the case of Seller or Section 3.06 in the case of Buyer, or that relate to the consummation of the transactions contemplated by this Agreement; and

                  (b) Seller shall promptly notify Buyer of the damage or destruction by fire or other casualty of any asset of the McCulloch Business or part thereof or in the event that any asset of the McCulloch Business or part thereof becomes the subject of any proceeding or, to the knowledge of Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

                  6.04. Noncompetition. (a) Seller agrees that for a period of two full years from the Closing Date, neither it nor any of the Shop Vac Affiliates shall:

                           (i) engage, either directly or indirectly, as a
                  principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that competes with the McCulloch Business as it exists on the Closing Date worldwide; provided that nothing herein shall prohibit the acquisition by Seller or any of the Shop Vac Affiliates of a company having not more than 10% of its sales (based on its latest financial statements) attributable to any business that competes with the current McCulloch Business and nothing shall prohibit Shop Vac and the Shop Vac Affiliates from carrying on its non McCulloch Business, including, without limitation, the manufacture of electric motors, electric parts (including, without limitation, ground fault circuit interrupters), molded plastic parts or other parts or products manufactured by Shop Vac or the Shop Vac Affiliates as part of their non-McCulloch Business;

                           (ii) employ or solicit, or receive or accept the
                  performance of services by, any employee of McCulloch or the McCulloch Subsidiaries; or

                           (iii) supply or assemble any products related to the
                  manufacture and sale of chain saws, string trimmers, blowers (other than blowers as part of vacuum products manufactured by Shop Vac or a Shop Vac Affiliate sold other than under a trade mark of the McCulloch Business), hedge trimmers, lawn edgers, electric pressure washers or other outdoor lawn and garden equipment or accessories to any business anywhere in the world that competes with the McCulloch Business as it exists on the Closing Date; provided, however, that this covenant shall not prohibit the supply by Shop Vac and its subsidiaries of electric motors, electric parts (including, without limitation, ground fault circuit interrupters) molded plastic parts, or other parts or products manufactured by Shop Vac or the Shop Vac Affiliates as part of their non McCulloch Business.

                  (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry thereof with respect to any violation of this covenant.


                                  ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF SELLER

                  Each and every obligation of Seller under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Seller:

                  7.01. Representations and Warranties True. The representations and warranties of Buyer contained herein shall be in all material respects true, complete and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

                  7.02. Performance. Buyer shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

                  7.03. Receipt of Consents. Seller shall have obtained all consents of Seller's lenders and other consents set out in Sections 2.12, 2.20 and 2.21 of the Disclosure Schedule required for consummation of the transactions contemplated hereby.

                  7.04. No Governmental Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

                  7.05. No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as provided or imposing any conditions on the Seller's business other than the McCulloch Business in order to consummate the transactions contemplated hereby which Seller deems unacceptable in its sole discretion.

                  7.06. Opinion of Counsel. Buyer shall have delivered to Seller an opinion of counsel to Buyer dated as of the Closing Date, in form and substance satisfactory to Seller, with respect to the matters set forth in Exhibit C hereto.

                  7.07. Certificates. Buyer shall have furnished Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller.

                  7.08. Distributor Agreements. Shop Vac,the Shop Vac Affiliates identified in Exhibit D-1 and McCulloch shall have entered into a distributor agreement with respect to the European distribution of McCulloch products by Shop Vac and such Shop Vac Affiliates in the forms set out in Exhibit D-2 attached hereto. Shop Vac and McCulloch Italy shall have entered into a distributor agreement with respect to the Italian distribution of certain Shop Vac products in the form set out in Exhibit D-3 attached hereto.


                                  ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF BUYER

                  Each and every obligation of Buyer under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Buyer:

                  8.01. Representations and Warranties True. The representations and warranties of Seller contained herein shall be in all material respects true, complete and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

                  8.02. Performance. Seller shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

                  8.03. Receipt of Consents. Seller shall have received all consents of its lenders and other consents set out in Sections 2.12, 2.20 or
2.21 of the Disclosure Schedule as required for consummation of the transactions contemplated hereby.

                  8.04. No Government Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

                  8.05. No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or which restrains, prohibits, or otherwise interferes with the effective operation or enjoyment by the Buyer of all or a material portion of the McCulloch Business.

                  8.06. Opinion of Seller's Counsel. Seller shall have delivered to Buyer an opinion of counsel to Seller dated as of the Closing Date, in form and substance satisfactory to Buyer, with respect to the matters set forth in Exhibit E hereto.

                  8.07. Supply Agreement(s) with Shop Vac. Shop Vac and the Shop Vac Affiliates set out in Exhibit F-1 shall have executed and delivered to Buyer the Co-Pack Agreement and the Component Supply Agreement in the forms set forth in Exhibit F-2 hereto and the Irish Supply Agreement referred to in Section 4.12.

                  8.08. Certificates. Seller shall have furnished Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer, including documents evidencing cancellation of indebtedness on intercompany accounts.

                  8.09. No Material Adverse Change. Except as set forth in the Disclosure Schedule, since July 31, 1995, there shall not have been any material adverse change in the condition (financial or otherwise), business assets, results of operations or prospects of the McCulloch Business.

                  8.10. Distributor Agreements. Shop Vac, the Shop Vac Affiliates identified in Exhibit D-1 and Buyer shall have entered into a distributor agreement with respect to the European distribution of McCulloch products by Shop Vac and such Shop Vac Affiliates in the form set out in Exhibit D-2 attached hereto. Shop Vac and McCulloch Italy shall have entered into a distributor agreement with respect to the Italian distribution of certain Shop Vac products by McCulloch Italy in the form set out in Exhibit D-3 attached hereto.

                  8.11. Nominating Shares of McCulloch Subsidiaries. All shares or quotas of the McCulloch Subsidiaries not owned by Seller shall have been transferred, assigned, conveyed and delivered to Buyer or Buyer's nominees, free and clear of any and all liens, pledges or other encumbrances, pursuant to Nominating Share Transfer Agreements in the form set out in Exhibit B.

                  8.12. Non-Owned McCulloch Assets. All of the Non-Owned McCulloch Assets shall have been contributed or sold to McCulloch and McCulloch Italy pursuant to the Contribution and Transfer Agreement or a bill of sale in a form reasonably satisfactory to Buyer.

                  8.13. Loan Documents. Buyer shall be reasonably satisfied that McCulloch, the McCulloch Subsidiaries and all Assets of the McCulloch Business (including the Non-Owned McCulloch Assets) shall be released from any obligation to lenders to Shop Vac and its affiliates and any security arrangements collateral thereto.

                  8.14. Intercompany Balance Activity. The executive vice president and chief financial officer of the Seller shall deliver a certificate to Buyer (i) setting forth the Net Monthly Activity for the period October 1, 1995 to October 31, 1995 calculated on a basis consistent with Section 2.32 of the Disclosure Schedule and setting forth such calculations, (ii) stating that such officer has reviewed information as to cash disbursements made on behalf of McCulloch and cash receipts for the period October 31, 1995 to the Closing Date, product shipments and such other data concerning such period from October 31 to Closing Date as such officer deems necessary or desirable for the purpose and
(iii) certifying that on the basis of such information and calculations, the Net Intercompany Settlement Amount as of the Closing Date shall not be greater than $3,250,000. Sellers independent auditors shall render to the Buyer an opinion concurring with the conclusions reached by the executive vice president and chief financial officer.

                                   ARTICLE IX

             CONDUCT OF THE MCCULLOCH BUSINESS PENDING THE CLOSING

                  Pending the Closing, and except as otherwise expressly consented to or approved by Buyer in writing:

                  9.01. Regular Course of Business. Shop Vac shall cause the McCulloch Business to be conducted only in the ordinary and usual course consistent with past practice and in accordance with the obligations set forth in Section 2.08 of this Agreement.

                  9.02. Amendments. No change or amendment shall be made in the Certificate of Incorporation or By-laws of McCulloch or any McCulloch Subsidiary.

                  9.03. Organization. Shop Vac shall use its best efforts to preserve the corporate existence and business organization of McCulloch and the McCulloch Subsidiaries intact, to keep available to Buyer key operating employees of McCulloch and the McCulloch Subsidiaries, and to preserve for Buyer the relationships with licensors, suppliers, distributors, customers and others having business relations with McCulloch and the McCulloch Subsidiaries.

                  9.04. Certain Changes. Without limiting the generality of the foregoing, Shop Vac will not, and will not permit McCulloch or any McCulloch Subsidiary to:

                  (a) with respect to the McCulloch Business, acquire a material amount of assets from any other person;

                  (b) sell, lease, license or otherwise dispose of any of the assets of the McCulloch Business except (i) pursuant to existing contracts or commitments, and (ii) in the ordinary course of business consistent with historical practice;

                  (c) agree or commit to do any of the foregoing; or

                  (d) (i) take or agree or commit to take any action that would make any representation and warranty of Seller hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect at any such time.

                  9.05. Contracts and Commitments. The Seller will operate the McCulloch Business in the ordinary course. The McCulloch Business will not, among other things, incur any indebtedness nor enter into any purchase or sales commitments (other than "Open Sales Commitments as described below) or any other contractual obligations in excess of $100,000 or pledge or transfer any asset without the prior approval of Buyer, which will not be unreasonably withheld. Buyer shall respond to Seller's written request for such approval within 24 hours of receipt by Buyer of such written request for approval (or if such 24 hour period expires on a day that is not a business day, by the close of the business day next following the date of receipt by Buyer of such request). Notwithstanding the foregoing, McCulloch and the McCulloch Subsidiaries may in the ordinary course of its business consistent with past practices enter into any sales orders which are part of any Open Price Commitments previously made to the customers of the McCulloch Business and which are set forth in Section 2.14(a) of the Disclosure Schedule.

                  9.06. Insurance; Maintenance of Property. Shop Vac shall, or shall cause McCulloch and each McCulloch Subsidiary to, adequately insure all property, real, personal and mixed, owned or leased by McCulloch or any McCulloch Subsidiary, and all of the Non-Owned McCulloch Assets against all ordinary and insurable risks; and all such property shall be used, operated, maintained and repaired consistent with past practice.

                  9.07. Tax Matters.

                  (a) Shop Vac shall, or shall cause McCulloch and the McCulloch Subsidiaries to, prepare and file all federal, state, local and foreign tax returns and amendments thereto required to be filed with respect to McCulloch and the McCulloch Subsidiaries prior to the Closing when due in accordance with all applicable laws, and all such returns will correctly reflect the facts regarding the income, business, assets, operations, activities and status of McCulloch and the McCulloch Subsidiaries, and any other information required to be shown therein.

                  (b) Neither McCulloch nor any McCulloch Subsidiary shall make any payment of taxes to any person or any taxing authority, except for such taxes as are due or payable or have been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of Seller.

                  (c) Without the prior written consent of Buyer, neither Seller nor McCulloch or any McCulloch Subsidiary shall, to the extent it may affect or relate to McCulloch or any McCulloch Subsidiary, make or change any tax election, change an annual tax accounting period, adopt or change any method of tax accounting, file any amended return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the tax liability or reducing any tax asset of McCulloch, any McCulloch Subsidiary, Buyer or any Affiliate of Buyer.


                                   ARTICLE X

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

                  10.01. Survival of Representations and Warranties. All representations and warranties made by Seller in Article II hereof or elsewhere pursuant hereto, or by Buyer in Article III hereof or elsewhere pursuant hereto, shall survive the Closing hereunder and any investigation at any time made by or on behalf of the other party for a period of two years following the Closing, or in the case of Section 2.17(e), (f), (g), (h), (i) and (j) until expiration of the applicable statutory period of limitation (giving effect to any waiver or extension thereof), after which all representations and warranties made by the parties herein or pursuant hereto shall expire. Covenants and agreements of the parties to be performed after the Closing including, without limitation, those set forth in this Article X, Articles VI, XI, XII and XIII, and Section 14.03 hereof, shall survive in accordance with their respective terms or, if no survival period is specified, indefinitely, provided that the covenants and agreements set forth in Section 10.03(c) and Section 10.03(d) shall survive for a period of 7.5 years after the Closing Date. Notwithstanding this Section 10.01, any representation, warranty or covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 10.01, if notice of the inaccuracy or breach or claim giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, but only to the extent of the inaccuracy or breach or claim asserted in the notice.

                  10.02. Statements as Representations. All statements of fact contained herein or in any certificate, schedule, list, exhibit, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties within the meaning of Section 10.01 hereof.

                  10.03. Agreement to Indemnify. Subject to the conditions and provisions herein set forth, Seller hereby agrees from and after the Closing to indemnify, defend and hold harmless Buyer and McCulloch and each parent or subsidiary or affiliate of Buyer or McCulloch from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including with respect to

Environmental Liabilities any costs of or associated with dismantling and relocating the plating operations at the Lake Havasu facility, demolishing the building or portions thereof in which such plating operations are located and any interruption to such business caused by such dismantling, relocation or demolition provided, Buyer shall use commercially reasonable efforts to minimize the business interruption resulting therefrom), including, without limitation, interest, penalties and attorney's fees and reasonable expenses of investigation (including any investigation by engineers, environmental consultants and similar technical personnel) ("Loss"), asserted against or imposed upon or incurred by Buyer or any parent or subsidiary or affiliate of Buyer ("Claim") arising in connection with or resulting from:

                  (a) the breach of any representation or warranty of Seller contained in or made pursuant to this Agreement;

                  (b) any breach of any covenant or obligation of Seller contained herein;

                  (c) any Environmental Liabilities, except however:

                           (i) Buyer shall be responsible for the first $1.25
                  million of liabilities (including costs and expenses) related to compliance with the terms of the Consent Order effective January 17, 1995 between the Arizona Department of Environmental Quality and McCulloch relating to McCulloch's Lake Havasu facility ("Chromium Liabilities"); and

                           (ii) Buyer and Seller shall be responsible for the
                  next $1.25 million of Chromium Liabilities in equal portion;

                  (d) any workmen's compensation or product liability Claim against or involving McCulloch that relates to any action, omission, occurrence or circumstance arising prior to Closing, except to the extent of accounts payable for workers compensation on the books of McCulloch at July 31, 1995 and except however:

                           (i) Buyer shall be responsible for the first $1.1
                  million of such Loss; and

                           (ii) Buyer and Seller shall be responsible for the
                  next $1.75 million of such Loss in equal portion;

                  (e) any Claim asserted by a third party against McCulloch or any McCulloch Subsidiary to the extent that any such claim is attributable to an occurrence occurring prior to the Closing Date and since but not earlier than January 1, 1991 and for which the McCulloch Business carried insurance, but only to the extent such insurance actually provides coverage therefore prior to the Closing Date and since but not earlier than January 1, 1991, provided, however, that Seller shall not have any indemnification obligation pursuant to this paragraph (e) if the Claim is not covered by the terms of the applicable insurance policy,

                  (f) the computer equipment lease pursuant to Lease Schedule 1 of the Lease Agreement No. LA-0476 with American Technologies Credit, Inc., including all costs, expenses and liabilities in connection with the litigation in Orange County (California): American Technologies Credit, Inc. v. McCulloch
Corporation: Shop Vac Corporation et al.

                  (g) the District 65 Security Plan Pension Fund referred to in
Section 2.17(e) (iii) of this Agreement and any other employee benefit plan that is not an employee benefit plan of McCulloch or McCulloch Subsidiaries; and

                  (h) the claim by Mr. Glenn C. Bushee with respect to alleged commissions and reimbursement for a leased vehicle, and all legal costs and other expenses in relation thereto.

                  10.04. Procedure. In the event of any claim by Buyer (or any parent, subsidiary or affiliate) under this Article X, Buyer shall promptly notify Seller in writing of said claim, which notice shall set forth the basis of the claim including, without limitation, reference to the specific representation, warranty, or obligation alleged to have been breached) and, if then determinable by Buyer, a reasonable estimate of the amount thereof (or, if in Buyer's good faith opinion, no such reasonable estimate can then be made by it, the maximum potential damages that, in Buyer's good faith opinion, might be sustained in connection with such claim) provided that, except as otherwise provided in Section 10.07, the failure to give such notice shall not relieve the Seller from any liability under Section 10.03 except to the extent that Seller has been materially prejudiced by such failure.

                  10.05. Conditions of Indemnification. The obligations and liabilities of Seller under Section 10.03 hereof (other than in respect of a claim by Buyer pursuant to Section 10.03(d), which shall be dealt with in accordance with Section 10.09 hereof) with respect to claims for damages resulting from the assertion of liability by third parties ("Claims"), shall be subject to the following terms and conditions in addition to the limitation of liability set forth in Section 10.07 hereof:

                  (a) Buyer will give Seller prompt written notice of any Claim asserted against or imposed upon or incurred by Buyer or any affiliate, parent or subsidiary of Buyer (other than any Claim occurring in connection with or relating to (i) the Consent Order referred to in Section

         10.03(c) hereof, or (ii) the leaking underground storage tank located at McCulloch's Lake Havasu facility, which shall in each case be dealt with in accordance with the provisions of Section 10.04 hereof and not this Section 10.05), and Seller will undertake at its own expense the defense thereof by representatives the Buyer has consented to in writing, such consent not to be unreasonably withheld.

                  (b) In the event that Seller, promptly and in any event within two business days after written notice of any such Claim from Buyer, fails to agree to conduct the defense of such Claim, Buyer or such affiliate parent or subsidiary of Buyer will (upon further notice to Seller) have the right to undertake the defense, compromise or settlement of such Claim for the account of Seller, subject to the right of Seller to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof and in connection therewith Seller shall reimburse Buyer promptly for all out-of-pocket fees, expenses and losses and employee wages or salaries for time incurred.

                  (c) Seller must receive the notice of claim required by
         Section 10.05(a) within any applicable time period.

                  (d) Buyer may, at its own expense, retain such additional attorneys as it may deem necessary, which attorneys will be permitted by Seller and its attorneys to observe and/or participate in all aspects of the defense of such action. Seller shall have the right, after consultation with Buyer, to resolve and settle any such claims or actions which result only in the payment of money damages by Seller and which do not, in Buyer's reasonable determination, otherwise adversely impact on the condition (financial or otherwise), business, assets or results of operations of the McCulloch Business. Otherwise consent of Buyer to such settlement or resolution shall be required, which consent shall not be unreasonably withheld.

                  10.06. Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude Buyer from asserting any other rights or seeking any other remedies against Seller or its respective successors or assigns, except that no director, officer or shareholder of Shop Vac or its subsidiaries shall have any personal liability to Buyer as a result of any breach of any representation, warranty or covenant contained herein or made pursuant hereto.

                  10.07. Limitation of Liability. Notwithstanding anything else to the contrary in this Agreement, Seller shall not have any liability under
Section 10.03(a) and Section 10.03(b) until the aggregate amount of the indemnification obligations of Seller pursuant to such Sections 10.03 (a) and (b) exceeds $250,000 and thereafter only to the extent of such excess.

                  10.08. Indemnification by Buyer. Buyer hereby agrees, jointly and severally with McCulloch, from and after the Closing to indemnify, defend and hold harmless Seller and each Shop Vac Affiliate from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorney's fees and reasonable expenses of investigation, asserted against or imposed upon or incurred by Seller or any Shop Vac Affiliate arising in connection with or resulting from: (i) the breach of any representation, warranty, covenant or obligation of Buyer contained in or made pursuant to this Agreement, (ii) any liabilities arising from Buyer's ownership of McCulloch or the McCulloch Subsidiaries or the operation of the McCulloch Business by Buyer, McCulloch or the McCulloch Subsidiaries from and after the Closing, or (iii) any liabilities of Shop Vac or any Shop Vac Affiliate to vendors (other than Shop Vac or any Shop Vac Affiliates) under the guarantees set out in Section 10.08 of the Disclosure Schedule given or made by Shop Vac or any Shop Vac Affiliate prior to the Closing in respect of obligations of the McCulloch Business to pay accounts payable to vendors in the ordinary course of business. The joint and several obligation of McCulloch pursuant to this Section 10.08 shall be evidenced by McCulloch's execution and delivery of its joinder agreement set forth on the signature page hereof.

                  10.09. In respect of a claim by Buyer pursuant to Section 10.03(d) hereof, Buyer shall conduct the defense of Claims, the costs and expenses in relation to such defense shall fall within any such indemnity from Seller. Buyer shall cooperate with representatives of Seller, at Seller's cost, in providing reports on the status of such Claims and the defense thereof, and in answering questions of Buyer in respect of Buyer's policies and procedures in conducting such defense.


                                   ARTICLE XI

                       CERTAIN TAX MATTERS AND INDEMNITY


                  11.01. Tax Definitions. The following terms, as used herein, have the following meanings:

                  "Buyer Indemnitee" means Buyer, any of its Affiliates and, effective upon the Closing, McCulloch and the McCulloch Subsidiaries.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

                  "Section 338 Tax" means any Tax resulting from income, gain, deduction, deferred gain or recapture of deductions or credits against Tax resulting directly or indirectly from the Section 338(h)(10) Election and as a consequence of Section 338 of the Code as applied by any state or local or foreign jurisdiction.

                  "Section 338(h)(10) Election" is defined in Section 13.02.

                  "Tax" means (i) any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by McCulloch or any McCulloch Subsidiary, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign),
         (ii) liability of McCulloch or any McCulloch Subsidiary for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of McCulloch or any McCulloch Subsidiary for payment of such amounts was determined or taken into account with reference to the liability of any other person for any period during the Tax Indemnification Period, and
         (iii) liability of McCulloch or any McCulloch Subsidiary for the payment of any amounts as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

                  "Tax Indemnification Period", means (i) with respect to any Tax described in clause (i) of the definition of "Tax", any Pre-Closing Tax Period of McCulloch or any McCulloch Subsidiary, (ii) with respect to any Tax described in clause (ii) of the definition of "Tax", any Pre-Closing Tax Period of McCulloch or any McCulloch Subsidiary and the Tax year of any member of a group described in such clause (ii) which includes (but does not end on) the Closing Date, and (iii) with respect to any Tax described in clause (iii) of the definition of "Tax", the survival period of the obligation under the applicable contract or arrangement.

                  "Tax Sharing Agreements" means all existing Tax sharing agreements or arrangements (whether or not written) binding McCulloch or any McCulloch Subsidiary and any agreements or arrangements which afford any other person the benefit of any tax asset of McCulloch or any McCulloch Subsidiary, afford McCulloch or any McCulloch Subsidiary the benefit of any tax asset of any other person or require or permit the transfer or assignment of income, revenues, receipts, or gains.

                  11.02. Termination of Existing Tax Sharing Agreements. Any and all existing Tax Sharing Agreements shall be terminated as of Closing. After Closing, neither McCulloch nor any McCulloch Subsidiary shall have any further rights or liabilities thereunder.

                  11.03. Tax Indemnification.

                  (a) Seller hereby indemnifies each Buyer Indemnitee against and agrees to hold each Buyer Indemnitee harmless from any (x) Tax of McCulloch or any McCulloch Subsidiary related to the Tax Indemnification Period except to the extent of accruals for Taxes reflected on the August 31 Financial Statements or in the ordinary course of business thereafter prior to Closing, (y) Section 338 Tax, and (z) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (x) or (y), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, (the sum of (x), (y), and (z) being referred to herein as a "Loss").

                  (b) For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. The portion of any credits relating to a Tax period that begins before and ends after the Closing Date shall be determined as though the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the foregoing allocation shall be made in a manner consistent with prior practice of McCulloch and the McCulloch Subsidiaries.

                  (c) Upon payment by any Buyer Indemnitee of any Loss, such Buyer Indemnitee shall notify the Seller in writing of such Loss, and Seller shall discharge its obligation to indemnify and Buyer Indemnitee against such Loss by paying to Buyer an amount equal to the amount of such Loss.

                  (d) Any payment pursuant to this Section 11.03 shall be made not later than 30 days after receipt by Seller of written notice from Buyer stating that any Loss has been paid by a Buyer Indemnitee and the amount thereof and of the indemnity payment requested.

                  (e) Buyer agrees to give prompt notice to Seller of any Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder which Buyer deems to be within the ambit of this Section 11.03 (specifying with reasonable particularity the basis therefor) and will give Seller such information with respect thereto as Seller may reasonably request. Seller may, at its own expense, (i) participate in and, (ii) except as provided in Section 11.03(f), upon notice to Buyer, assume the defense of any such suit, action or proceeding (including any Tax audit); provided that (i) Seller has provided security reasonably acceptable to Buyer for payment of the amount in dispute,
         (ii) Seller's counsel is reasonably satisfactory to Buyer, (iii) Seller shall thereafter consult with Buyer upon Buyer's reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (iv) Seller shall not, without Buyer's consent, agree to any settlement with respect to any Tax if such settlement could adversely affect the Tax liability of Buyer, any of its Affiliates or, upon the Closing, McCulloch or any McCulloch Subsidiary. If Seller assumes such defense, (i) Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller and (ii) Seller shall not assert that the Loss, or any portion thereof, with respect to which Buyer seeks indemnification is not within the ambit of this Section 11.03. If Seller elects not to assume such defense, Buyer may pay, compromise or contest the Tax at issue. Seller shall be liable for the fees and expenses of counsel employed by Buyer for any period during which Seller has not assumed the defense thereof. Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

                  (f) Buyer shall control the defense of any claim that relates to (i) Taxes described in Section 11.03(b) or (ii) any separate return filed by McCulloch or any McCulloch Subsidiary after the Closing.

                  (g) Seller shall not be liable under this Section 11.03 with respect to any Tax resulting from a claim or demand the defense of which Seller was not offered the opportunity to assume as provided under Section 11.03(e) to the extent Seller's liability under this
         Section is adversely affected as a result thereof. No investigation by Buyer or any of its Affiliates at or prior to the Closing Date shall relieve Seller of any liability hereunder.

                  (h) Any claim of any Buyer Indemnitee (other than Buyer) under this Section may be made and enforced by Buyer on behalf of such Buyer Indemnitee.

                  11.05. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article XI shall survive for the full period of all applicable statues of limitations (giving effect to any waiver, mitigation or extension thereof).


                                  ARTICLE XII

                          TERMINATION AND ABANDONMENT

                  12.01. Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the
Closing:

                  (a) By mutual consent of the respective Boards of Directors of Buyer and Seller; or

                  (b) By the Board of Directors of Buyer on or after December 1, 1995, or such later date as may be established pursuant to Section 1.03 hereof, if any of the conditions to Buyer's obligations provided for in
         Article VIII of this Agreement shall not have been met or waived in writing by Buyer prior to such date, unless such failure to satisfy the condition is the result of a wilful breach by Buyer of its obligations under this Agreement or the failure by Buyer to have cash necessary to pay the consideration required hereunder; or

                  (c) By the Board of Directors of Seller on or after December 1, 1995, or such later date as may be established pursuant to Section
         1.03 hereof, if any of the conditions to Seller's obligations provided for in Article VII of this Agreement shall not have been met or waived in writing by Seller prior to such date, unless such failure to satisfy the condition is the result of a wilful breach by Seller of its obligations under the Agreement.

                  12.02. Procedure Upon Termination. In the event of termination and abandonment by the Board of Directors of Buyer or by the Board of Directors of Seller, or both, pursuant to Section 12.01 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by Buyer or Seller. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

                  (a) Each party will redeliver or destroy all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                  (b) All confidential information received by any party hereto with respect to the business of any other party or its subsidiaries shall be treated in accordance with Section 6.01 hereof; and

                  (c) No party hereto shall have any liability or further obligation to any other party to this Agreement except as stated in subparagraphs (a) and (b) of this Section 12.02.


                                  ARTICLE XIII

                             POST-CLOSING COVENANTS

                  13.01. Further Assurances. After the Closing, Seller shall, and shall cause the Shop Vac Affiliates to, from time to time, at the request of Buyer execute and deliver such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the McCulloch Stock and the Assets of the McCulloch Business (including, without limitation, assistance in the collection or reduction to possession of any of such assets).

                  13.02. Filing of Returns: Tax Election.

                  (a) Seller shall include McCulloch in its consolidated federal tax return and in any state or local tax return filed on a consolidated, combined or unitary basis through the close of business on the Closing Date.

                  (b) Buyer shall make a timely election under Section 338(g) of the Internal Revenue Code of 1986, as amended (the "Code") and Seller and Buyer shall jointly make an election under Section 338(h)(10) of the Code (and any corresponding elections under state or local tax law) (collectively, a "Section 338(h)(10) Election") with respect to McCulloch and any domestic McCulloch Subsidiaries.

                  (c) Seller and Buyer shall (i) take, and cooperate with each other to take, all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Section 338(h)(10) Election in accordance with Section 338 of the Code and the applicable regulations and from time to time thereafter, and (ii) Seller and Buyer shall report the sale of the McCulloch Stock pursuant to this Agreement consistent with the Section 338(h)(10) Election and shall take no position contrary thereto or inconsistent therewith In any tax return, any discussion with or proceeding before any taxing authority, or otherwise.

                  (d) Allocations. As soon as practicable after the date hereof, but in no event later than 90 days prior to the date for filing of the consolidated Shop Vac return for 1995 (taking into account any extensions), Buyer shall prepare for Seller's review a schedule setting forth (i) the modified aggregate deemed sales price (the "MADSP") at which McCulloch is deemed to have sold its assets for tax purposes as a result of the Section 338(h)(10) Elections, (ii) the adjusted grossed-up basis (the "AGUB") at which McCulloch is deemed to have purchased its assets for tax purposes as a result of such elections, and (iii) the allocation of MADSP and AGUB among the assets of McCulloch (collectively, the "Proposed Initial Allocation"). The Proposed Initial Allocation shall be determined In accordance with
         Section 338 of the Code and the applicable regulations thereunder. Unless Seller shall have objected in writing to the Proposed Initial Allocation within 10 days of the receipt thereof, Seller will be deemed to have agreed to the Proposed Initial Allocation, which shall become the Initial Allocation. The Initial Allocation shall be set forth on a statement (the "Initial Allocation Statement") signed by the president or any vice president of Buyer and Seller. If any increase or decrease in MADSP and/or AGUB occurs, the amount of such increase or decrease and the allocation thereof among the assets of McCulloch (collectively, the "Adjustment Allocation") shall be set forth on a statement (the "Adjustment Allocation Statement") prepared by Buyer and delivered to Seller. The Adjustment Allocation Statement shall be subject to the consent of Seller. Buyer and Seller will, to the maximum extent permitted under applicable law, (i) file, or cause to be filed, all Returns in a manner consistent with the Initial Allocation and any Adjustment Allocation and (ii) not take any action inconsistent therewith.

                  (e) Dispute Resolution. Any dispute regarding the Proposed Initial Allocation, Initial Allocation or any Adjustment Allocation shall be submitted for resolution to independent accountants of nationally recognized standing reasonably satisfactory to Buyer and Seller (the "Tax Dispute Accountants"). The decision of the Tax Dispute Accountants shall be final, conclusive and binding on the parties. The fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne equally by Buyer and Seller except that the Tax Dispute Accountants may, if justice requires, allocate such expenses and fees in any other manner they may determine between the Buyer, on the one hand, and Seller, on the other.



                                  ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

                  14.01. Amendment and Modification. This Agreement may be amended, modified and supplemented by written agreement of the respective Boards of Directors of the Seller and Buyer, or by their respective officers authorized by such Boards of Directors, at any time prior to the Closing with respect to any of the terms contained herein.

                  14.02. Waiver of Compliance. Any failure of Seller, on the one hand, or Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the President or Executive Vice President or other authorized officer of Buyer or Seller, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                  14.03. Expenses; Transfer Taxes, Etc. Whether or not the transactions contemplated by this Agreement shall be consummated, Buyer agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by it, including all fees of counsel, actuaries and accountants. Buyer and Seller agree that all sales or transfer taxes and recording and filing fees which may be payable in connection with the transactions contemplated by this Agreement shall be shared equally by Buyer and Seller. If the transactions contemplated by this Agreement are consummated Buyer shall, at Closing, reimburse Seller for costs (including the reasonable fees and expenses of its lawyers, accountants and financial advisors, including Paine Webber Incorporated and including any sales or transfer taxes and recording or filing fees which accrue to Seller pursuant to this Section 14.03) relating to the sale of McCulloch and the McCulloch Business, in an aggregate amount not to exceed $1.85 million. If Seller is not reimbursed for costs in an amount equal to $1.85 million at Closing because the amount of all such costs is not available at Closing, Seller may submit statements for reimbursement to Buyer within ninety
(90) days after Closing, and Buyer shall reimburse Seller within fifteen (15) days of receipt thereof, but in no event shall Buyer's obligation to reimburse Seller under this Section 14.03 exceed $1.85 million.

                  14.04. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid, or by nationally recognized overnight delivery service:

                  (a) If to Sellers, to:

                           W. Earl Stogner, Executive Vice President
                           Shop Vac Corporation
                           2323 Reach Road
                           Williamsport, PA 17701

                      with a copy to:

                           Rhoads & Sinon
                           One S. Market Square
                           P.O. Box 1146
                           Harrisburg, PA 17108
                           Attention: John P. Manbeck, Esquire

         or to such other person or address as Seller shall furnish to Buyer in writing.

                  (b) If to Buyer, to:

                           Beaver Acquisition Corporation
                           6085 S. McCulloch Drive
                           P.O. Box 11990
                           Tucson, AZ 85706
                           Attention: Jim Milligan, President
                  with a copy to:

                           Davis Polk & Wardwell
                           450 Lexington Avenue
                           New York, NY 10017
                           Attention: Joseph Rinaldi

                  and with a copy to:

                           DLJ Merchant Banking, Inc.
                           140 Broadway
                           New York, NY 10005
                           Attention: Lawrence M.v.D. Schloss

         or to such other person or address as Buyer shall furnish to Sellers in writing.

                  14.05. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

                  14.06. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law rules of such State.

                  14.07. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  14.08. Headings: Negotiation. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement. This Agreement is a product of negotiation by the parties and its interpretation shall not be affected in any manner by the fact that counsel to a party drafted this Agreement or any Schedule, Exhibit or document delivered pursuant hereto.

                  14.09. Entire Agreement. This Agreement, including the Exhibits hereto, the Disclosure Schedules and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

                  14.10. No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

                  14.11. Bulk Sales Laws. Buyer and Seller each hereby waive (and Seller shall procure waiver by the Shop Vac Affiliates of) compliance by Seller and the Shop Vac Affiliates with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state. Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of McCulloch or the McCulloch Subsidiaries as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws except to the extent that such claim, loss, damage, liability, cost or expense is the result of the failure of McCulloch or any McCulloch Subsidiaries to pay after the Closing its liabilities (including, without limitation, tax liabilities) when due.

                  14.12. Right of Setoff. The parties hereto agree that Buyer or its affiliates may, upon giving fifteen (15) days written notice of its intention to do so, be entitled to set off any obligation to Seller or the Shop Vac Affiliates contained in any agreement entered into pursuant to this Agreement (including agreements described in Sections 8.07 and 8.10) in payment of the obligations of Seller contained in Article X, Article XI, Article XIII and Section 14.11 of this Agreement, but only to the extent of the amount payable to Buyer by Seller under such Articles X, XI, XIII and Section 14.11 of this Agreement. Any such setoff shall discharge the obligations of Seller to indemnify or make payment pursuant to Article X hereof or elsewhere herein to the extent, and in the amount of, such setoff. Nothing contained herein shall constitute an admission of a breach of any representation, warranty, covenant or obligation by Seller or a waiver of Seller's right to contest Buyer's claim with respect thereto. Nothing herein contained shall constitute any waiver of setoff rights either party may otherwise have at law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                       BEAVER ACQUISITION CORPORATION




                                       By: /s/ Lawrence M. v. D. Schloss
                                          -------------------------------
                                               Lawrence M. v. D. Schloss,
                                               President



                                       SHOP VAC CORPORATION



                                       By: /s/ W. Earl Stogner
                                          -------------------------------
                                               W. Earl Stogner,
                                               Executive Vice President


                                JOINDER AGREEMENT

McCulloch Corporation, intending to be legally bound, hereby joins in this Agreement for the purpose of agreeing to its joint and several indemnification obligations to Shop Vac Corporation and the Shop Vac Affiliates from and after the Closing as set forth in Section 10.08 hereof. McCulloch Corporation agrees that any of the provisions of this Agreement other than Section 10.08 may be amended or modified by written agreement of Seller and Buyer without the consent of or notice to McCulloch Corporation.




                                       McCulloch Corporation




                                       By: /s/ W. Earl Stogner
                                          -------------------------------
                                               W. Earl Stogner,
                                               Executive Vice President

                AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT

        THIS AMENDMENT, dated as of November 1, 1995 is made to the Stock Purchase Agreement "Stock Purchase Agreement" dated as of October 22, 1995 between Beaver Acquisition Corporation, a Delaware corporation ("Buyer") and Shop Vac corporation, a New Jersey corporation ("Seller").

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller and the Buyer for themselves, their successors and assigns, hereby agrees as follows:

SECTION 1.  The Stock Purchase Agreement is amended by:

        (a) Modifying Section 1.02 of the Stock Purchase Agreement by adding the following words at the end thereof:

                ", less any amount paid by Black Butte Ltd., a Cayman Island corporation ("Black Butte"), to Seller pursuant to the Intellectual Property Purchase Agreement (as defined in Section 4.14 hereof), and also less any amount paid by McCulloch to McCulloch Ireland Ltd. in respect of the Non Owned McCulloch Assets."

        (b) Adding a new Section 4.14 to Article IV of the Stock Purchase Agreement as follows:

                "At Closing Seller shall (a) cause McCulloch to enter an intellectual property purchase agreement pursuant to which McCulloch shall transfer and assign to Black Butte all of its rights, title and interest in all patents, copyrights, trademarks, trade names, service marks, service names, technology, knowhow, processes, trade secrets, inventions, proprietary data, formulas, research and development data, corporate software programs and other intangible property that relate to the McCulloch Business and any applications for the same, in each case owned or licensed by McCulloch or any affiliate of McCulloch for a consideration of $5,000,000 in cash payable to Seller (the "Intellectual Property Purchase Agreement"), and (b) itself execute Patent Assignments pursuant to which Shop Vac shall transfer and assign to Black Butte all of its rights, title and interest in all patents relating to pressure washers that are part of the McCulloch Business ("Patent Assignments")."

                (c) Adding a new Section 7.09 and a new Section 8.15 to the Stock Purchase Agreement both to provide as follows:

                "McCulloch and Black Butte shall have entered into the Intellectual Property Purchase Agreement and Shop Vac shall have executed the Patent Assignments as contemplated under Section 4.14 hereof."

        (d) Section 10.03(d)(i) of the Stock Purchase Agreement is hereby amended by deleting it in its entirety and substituting the following new
Section 10.03(d)(i) therefore:

                "(i) Buyer shall be responsible for the first $1.25 million of such Loss; and"

        (e) Section 2.12 of the Disclosure Schedule to the Stock Purchase Agreement is hereby amended by deleting it in its entirety and substituting the attached Schedule 2.12.

        (f) Section 2.14 of the Disclosure Schedule to the Stock Purchase Agreement is hereby amended by deleting it in its entirety and substituting the attached Schedule 2.14.

        (g) Section 2.26(b) of the Disclosure Schedule to the Stock Purchase Agreement is hereby amended by deleting it in its entirety and substituting the attached Schedule 2.26(b).

SECTION 2. Buyer and Seller shall co-operate in obtaining the consent of G.E. Capital Fleet Services ("G.E. Capital") to the assignment of the vehicle leases referred to in Section 2.12 hereof. Seller shall co-operate with Buyer to put in place arrangements to ensure that Buyer receives the benefit of such leases. Prior to the assignment, and so long as McCulloch has use of the leased vehicles. McCulloch shall make all rental payments due under said lease with respect to such vehicles directly to G.E. Capital. If the Consent of G.E. Capital is not obtained within 30 days after the Closing, Shop-Vac shall have the option, upon at least 10 business days notice to McCulloch, to terminate said such leases at Shop-Vac's expense and to return the vehicles to G.E. Capital.

SECTION 3. In all other respects the provisions of the Stock Purchase Agreement are confirmed and, except as herein provided shall have full effect and form.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.


                                        BEAVER ACQUISITION CORPORATION


                                        /s/ David M. Wittels
                                        ---------------------------------
                                        By: David M. Wittels
                                        Title: Secretary


                                        SHOP VAC CORPORATION


                                        /s/ W. Earl Stogner
                                        ---------------------------------
                                        By: W. Earl Stogner
                                        Title: Executive Vice President



                                      -3-